Exhibit 99.1

Javelin Pharmaceuticals, Inc. Reports Second Quarter 2009 Results and Corporate Highlights

CAMBRIDGE, Mass.--(BUSINESS WIRE)-- Javelin Pharmaceuticals, Inc. (NYSE Amex: JAV), a leading developer of novel products for pain management, today reported its unaudited financial results for the second quarter ended June 30, 2009. The Company's milestones in the second quarter included the following:

•	Announced new findings from recent Phase I pharmacokinetic (PK) study of Dyloject® , which showed Dyloject was well tolerated in high risk patients with impaired renal and hepatic function

•	Successful completion of its open-label, multi-day, observational Phase III safety study of Dyloject in the United States, keeping the product candidate on track to file an NDA

•	On track to file a high quality NDA for Dyloject this Fall

•	Significant reduction in Q2 expenses from Q1 2009 as the majority of the current clinical programs at the Company have been completed

Financial Performance

The Company ended the second quarter of 2009 with $8.9 million in cash, cash equivalents, and long term marketable securities available-for-sale.

For the three and six months ended June 30, 2009, total revenues were $0.3 million and $2.4 million, compared to $ 0.2 million, for each of the respective, three and six months period in the prior year.

Javelin’s net loss decreased to approximately $7.9 million, or $0.13 per share, for the three months ended June 30, 2009, from approximately $9.1 million, or $0.16 per share, for the comparable period in 2008. For the six months ended June 30, 2009, the net loss was approximately $22.7 million, or $0.38 per share, up from $18.8 million, or $0.36 per share, for the similar period in 2008.

Javelin incurred approximately $8.2 million in total operating expenses in the second quarter of 2009 compared to $9.5 million for the same period a year ago. For the six months ended June 30, 2009 and 2008, Javelin’s total operating expenses were $25.1 million and $19.7 million, respectively.

For both three months ended June 30, 2009, and 2008 our cost of revenues was approximately $0.1 million. For the six months ended June 30, 2009, cost of revenues was approximately $2.0 million compared to $0.2 million in the similar period in 2008.

Research and development expenses increased from approximately $4.5 million for the three months ended June 30, 2008 to $5.3 million for the three months ended June 30, 2009. Total research and development expenses increased from $10.2 million for the six months ended June 30, 2008 to $17.2 million for the six months ended June 30, 2009.

Selling, general and administrative expenses for the three months ended June 30, 2009 were $2.7 million as compared to $4.8 million for the three months ended June 30, 2008, and $5.8 million for the six months ended June 30, 2009 as compared to $9.2 million for the similar period in 2008.

JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$7,227,952	$20,057,937
Accounts receivable, product sales	-	470,288
Inventory	740,729	1,847,904
Prepaid expenses and other current assets	572,165	511,820
Total current assets	8,540,846	22,887,949
Long term marketable securities available-for-sale	1,624,896	1,586,910
Fixed assets, at cost, net of accumulated depreciation	1,030,040	1,195,670
Intangible assets, net of accumulated amortization	3,186,142	3,480,248
Other assets	146,331	154,918
Total assets	$14,528,255	$29,305,695

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$7,974,192	$8,119,006
Deferred revenue, current	1,204,301	-
Deferred lease liability	458,326	513,519
Total current liabilities	9,636,819	8,632,525

Deferred revenue, noncurrent	5,318,996	-
Total liabilities	14,955,815	8,632,525

Commitments and contingencies	-	-

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value, 5,000,000 shares authorized; as of June 30, 2009 and December 31, 2008, none of which are outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized as of June 30, 2009 and December 31, 2008; 60,675,016 and 60,649,358 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	60,675	60,649
Additional paid-in capital	176,092,394	174,534,897
Other comprehensive income	63,456	10,383
Deficit accumulated during the development stage	(176,644,085)	(153,932,759)
Total stockholders' equity (deficit)	(427,560)	20,673,170
Total liabilities and stockholders' equity (deficit)	$14,528,255	$29,305,695

JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Partner revenue	$301,075	$-	$2,199,883	$-
Product revenue	-	179,509	188,172	245,302
Total revenues	301,075	179,509	2,388,055	245,302
Costs and Expenses
Cost of revenues	105,205	129,498	2,017,829	179,405
Research and development	5,308,385	4,489,899	17,154,456	10,155,349
Selling, general and administrative	2,738,442	4,760,242	5,784,745	9,236,513
Depreciation and amortization	81,651	79,850	165,523	120,603
Total costs and expenses	8,233,683	9,459,489	25,122,553	19,691,870
Operating loss	(7,932,608)	(9,279,980)	(22,734,498)	(19,446,568)
Other income (expense):
Interest income	14,234	220,782	43,768	577,802
Other income (expense)	(31,653)	(514)	(21,140)	36,089
Total other income (expense)	(17,419)	220,268	22,628	613,891
Loss before income tax provision	(7,950,027)	(9,059,712)	(22,711,870)	(18,832,677)
Income tax provision	(544)	-	(544)	-

Net loss attributable to common stockholders:	$(7,949,483)	(9,059,712)	(22,711,326)	(18,832,677)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.13)	$(0.16)	$(0.38)	$(0.36)
Weighted average shares	60,430,494	55,057,493	60,426,428	51,924,001

About Javelin Pharmaceuticals, Inc.

With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the acute pain management market. The Company has one marketed drug in the UK and three drug candidates in US Phase 3 clinical development. For additional information about Javelin, please visit the Company's website at http://www.javelinpharmaceuticals.com.

Forward Looking Statement

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

JAV-E

Contacts:

Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com

Source: Javelin Pharmaceuticals, Inc.